Exhibit 99.1

CONTACT:	Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES SECOND QUARTER 2013 RESULTS

DALLAS – July 24, 2013 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•	Completed offering of $170 million face amount of 7.50% Series E perpetual preferred shares using proceeds and cash on hand to redeem higher-cost perpetual preferred shares

•	Generated core earnings of $0.27 per diluted common share (excluding certain one-time effects of the preferred capital transactions)

•	Book value ended the second quarter at $12.80 per common share, lower by 2.1% due to the preferred capital transactions, and 3.8% due to portfolio pricing changes net of hedges as well as other operational factors

•	Realized financing spreads on residential mortgage investments of 1.00% and incurred operating costs as a percentage of average long-term investment capital of 0.68%

•	Fully replaced portfolio runoff and did not sell any assets while maintaining $13.8 billion agency-guaranteed adjustable-rate mortgage (“ARM”) portfolio with leverage ending the second quarter at 8.44 times long-term investment capital

Capstead reported net income of $29.9 million and core earnings per diluted common share of $0.27 for the quarter ended June 30, 2013. This compares to net income of $34.9 million or $0.31 per diluted common share for the quarter ended March 31, 2013. Core earnings per diluted common share is a non-GAAP financial measure that excludes certain one-time effects on net income available to common stockholders of this quarter’s preferred capital transactions – see pages three and nine for further information. Net income per diluted common share (the related GAAP measure which includes these one-time items) was $0.04 for the quarter ended June 30, 2013. The Company paid a second quarter 2013 dividend of $0.31 per common share on July 19, 2013.

Second Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. This focus on agency-guaranteed ARM securities that reset to more current interest rates within a relatively short period of time allows for the recovery of financing spreads diminished during periods of rising interest rates and smaller fluctuations in portfolio values compared to fixed-rate mortgage securities.

For the quarter ended June 30, 2013, the Company reported net interest margins of $32.7 million compared to $37.9 million for the quarter ended March 31, 2013. Financing spreads on residential mortgage investments averaged 1.00% during the second quarter of 2013, a decrease of 15 basis points from financing spreads earned during the first quarter of 2013. Financing spread on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on repurchase arrangements and similar borrowings, adjusted for currently-paying interest rate swap agreements held for hedging purposes – see page ten for further information.

Yields on Capstead’s residential mortgage investments averaged 1.53% during the second quarter of 2013, a decrease of 20 basis points from yields reported for the first quarter of 2013 primarily reflecting increased investment premium amortization charges resulting from higher levels of mortgage prepayments experienced in the current quarter. Investment premium yield adjustments averaged 99 basis points during the second quarter compared to 84 basis points during the first quarter. Mortgage prepayments expressed as an annualized constant prepayment rate, or CPR, averaged 22.74% during the second quarter of 2013, compared to an average CPR of 19.65% during the first quarter of 2013. The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the quarter and six months ended June 30, 2013 (dollars in thousands):

	Quarter Ended June 30, 2013	Six Months Ended June 30, 2013
Residential mortgage investments, beginning of period	$13,854,405	$13,860,158
Decrease in unrealized gains on securities classified as available-for-sale	(68,793)	(76,498)
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.13% and 2.11%, respectively	949,977	1,753,386
Investment premiums on acquisitions	43,641	80,115
Portfolio runoff (principal amount)	(934,090)	(1,743,636)
Investment premium amortization	(33,643)	(62,028)

Residential mortgage investments, end of period	$13,811,497	$13,811,497

Interest rates on repurchase arrangements and similar borrowings, adjusted for portfolio financing-related and currently-paying interest rate swap agreements, averaged 0.53% during the second quarter of 2013, a decrease of five basis points over borrowing rates incurred during the first quarter of 2013. This decline reflects lower prevailing market rates for repurchase arrangements and the replacement of higher-rate swap agreements that matured during the first and second quarters with additional swap agreements at significantly lower rates. At June 30, 2013 repurchase arrangements and similar borrowings totaled $12.62 billion, consisting primarily of 30-day borrowings with 24 counterparties at rates averaging 0.37%, before consideration of related currently-paying swap agreements. Portfolio financing-related swap agreements held by the Company at quarter-end totaled $6.70 billion notional amount with average maturities of 20 months. These swap agreements consisted of (a) $3.70 billion notional amount of currently-paying swap agreements requiring fixed rate interest payments averaging 0.61% for average remaining interest-payment terms of 12 months, and (b) $3.00 billion notional amount of forward-starting swap agreements with an average expiration of 29 months that will begin requiring fixed rate interest payments averaging 0.46% for two-year periods that commence on various dates between September 2013 and April 2014. Variable payments that are received by the Company under portfolio financing-related swap agreements typically are based on one-month LIBOR and offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings (net of related investments in statutory trusts), declined 6.0% during the second quarter of 2013 to $1.50 billion at quarter-end reflecting portfolio pricing declines net of related hedges and the effects of the preferred capital transactions. Portfolio leverage (related borrowings divided by long-term investment capital) increased to 8.44 to one at June 30, 2013 compared to 8.06 to one at March 31, 2013.

Operating costs as a percentage of average long-term investment capital totaled 0.68% during the second quarter of 2013. This compares to 0.77% during the first quarter of 2013, and was lower primarily because of lower compensation-related expense, a significant portion of which is performance-based.

Issuance of 7.50% Series E and Redemption of Series A and B Perpetual Preferred Shares

On May 16, 2013 Capstead completed a public offering of 6.8 million shares ($170.0 million face amount) of its 7.50% Series E Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (NYSE: CMOPRE). Proceeds of the offering, after underwriting fees and other costs, totaled $164.3 million and together with $42.7 million of cash on hand were used to fund the June 13, 2013 redemption of all outstanding shares of the Company’s Series A and B perpetual preferred shares. The Company paid redemption preferences on the Series A and B preferred shares aggregating $207.0 million, a total of $19.9 million in excess of these shares’ recorded amounts on the Company’s balance sheet. This redemption preference premium is reflected as a $0.21 per common share reduction in net income available to common stockholders and is excluded from core earnings available to common stockholders. Also excluded from core earnings is $0.02 per common share related to Series A and B dividends accruing from the issue date of the Series E preferred shares to the redemption date. As a result of these transactions, net income available to common stockholders will benefit from $8.3 million in lower preferred dividend requirements on an annualized basis, or nearly $0.09 per diluted common share.

Book Value per Common Share

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share (total stockholders’ equity, less the $170 million aggregate liquidation preference for the newly-issued Series E preferred shares, divided by common shares outstanding). The fair value of these investments is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors. The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels.

Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios containing a significant amount of non-agency and/or fixed-rate mortgage securities. The following table illustrates the progression of the Company’s book value per common share for the quarter and six months ended June 30, 2013:

	Quarter Ended June 30, 2013		Six Months Ended June 30, 2013
Book value per common share, beginning of period	$13.60		$13.58

One-time effects of preferred capital transactions:
Redemption preference premiums paid on Series A and B preferred shares, net of effects of eliminating related liquidation preference premiums	(0.19)		(0.19)
Dilution from Series A and B preferred share conversions	(0.01)		(0.01)
Series E preferred share liquidation preference premium	(0.06)		(0.06)
Dividends on Series A and B preferred shares during redemption period excluded from core earnings	(0.02)		(0.02)

	(0.28)	(2.1)%	(0.28)	(2.1)%

Other capital transactions:
Dividend distributions in excess of core earnings	(0.04)		(0.04)
Accretion from common share repurchases	—		0.01
Increase related to stock awards	0.01		0.01
Change in unrealized gains and losses on mortgage securities classified as available-for-sale	(0.72)		(0.79)
Change in unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Borrowings under repurchase arrangements	0.14		0.19
Unsecured borrowings	0.09		0.12

	(0.52)	(3.8)%	(0.50)	(3.7)%

Book value per common share, end of period	$12.80		$12.80

Decrease in book value per common share during the indicated periods	$(0.80)	(5.9)%	$(0.78)	(5.7)%

Management Remarks

Commenting on the preferred capital transactions, operations and current market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “We are very pleased to have completed the preferred capital transactions this quarter which eliminated substantially higher-cost preferred capital in favor of a smaller amount of new lower-cost perpetual preferred capital that can be redeemed any time after five years from issuance. The 2.1%, or $0.28, decrease in book value per common share resulting from these transactions will be fully recovered in approximately three years through reduced preferred dividend requirements of nearly $0.09 per diluted common share on an annualized basis.

“The second quarter was also notable for an abrupt shift in the market to significantly higher long-term interest rates in large part due to concerns regarding the timing of the Federal Reserve reducing and ultimately ending its bond buying program. While we are not immune to this volatility, pricing for our portfolio of short-duration and well-seasoned ARM securities has held up reasonably well compared to pricing for longer duration ARM or fixed-rate mortgage securities. Consequently, we experienced a relatively modest book value decline through quarter-end of 3.8%, or $0.52 per common share, related to our portfolio net of interest rate hedges and other operational factors.

“By replacing portfolio runoff and not selling any assets this quarter, we maintained the size of our portfolio at $13.81 billion. In doing so we increased our portfolio leverage to 8.44 to one, which we believe represents an appropriate and prudent use of leverage considering the characteristics of our portfolio. We did experience higher quarter over quarter mortgage prepayment levels resulting in an additional $5.3 million in investment premium amortization due largely to low mortgage interest rates available to homeowners during much of the quarter. But with the recent transition to substantially higher prevailing mortgage interest rates, we anticipate mortgage prepayment rates will decline considerably beginning in August, lessening investment premium amortization levels to the benefit of future earnings.

“We continue to see modest declines in market rates for our borrowings under repurchase arrangements, which averaged 39 basis points during the second quarter before considering swap positions, and ended the quarter averaging 37 basis points. This compares to average rates of 41 basis points during the first quarter and 45 basis points during the fourth quarter of 2012. We also anticipate continued improvement in overall borrowing rates during the third and fourth quarters as higher-rate swaps continue to mature and are replaced with forward-starting swaps entered into prior to quarter-end with significantly lower rates. During the second quarter we increased our portfolio financing-related swap positions by a net $400 million notional amount to $6.70 billion, and in the process lengthened average maturities by two months to 20 months. We accomplished this through the addition of $1.10 billion notional amount of forward-starting swaps with average fixed rates of 0.46% and average maturities of 31 months which improved our ability to manage further increases in market interest rates at a reasonable cost.

“In summary, the preferred capital transactions we executed during the second quarter significantly reduced the cost of our preferred capital to the benefit of future earnings and the relative performance of our investment portfolio against a backdrop of sharply higher long-term interest rates also bodes well for future results. We remain confident in our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates. With this strategy, Capstead is widely recognized as the most defensively-positioned residential mortgage REIT from an interest rate and credit risk perspective.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, July 25, 2013 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (888) 317-6016 in the U.S., (855) 669-9657 for Canada, or (412) 317-6016 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through September 24, 2013 by dialing toll free (877) 344-7529 in the U.S. or (412) 317-0088 for international callers and entering conference number 10031104.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.

Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Residential mortgage investments
($13.28 and $13.45 billion pledged under repurchase arrangements at June 30, 2013 and December 31, 2012, respectively)	$13,811,497	$13,860,158
Cash collateral receivable from interest rate swap counterparties	16,314	49,972
Interest rate swap agreements at fair value	8,396	169
Cash and cash equivalents	207,431	425,445
Receivables and other assets	138,008	130,402
Investments in unconsolidated affiliates	3,117	3,117

	$14,184,763	$14,469,263

Liabilities
Repurchase arrangements and similar borrowings	$12,624,572	$12,784,238
Cash collateral payable to interest rate swap counterparties	750	—
Interest rate swap agreements at fair value	11,097	32,868
Unsecured borrowings	103,095	103,095
Common stock dividend payable	30,541	29,512
Accounts payable and accrued expenses	19,290	22,425

	12,789,345	12,972,138

Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, -0- and 186 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	—	2,604
$1.26 Cumulative Convertible Preferred Stock, Series B, -0- and 16,493 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	—	186,388
7.50% Cumulative Redeemable Preferred Stock, Series E, 6,800 and -0- shares issued and outstanding ($170,000 aggregate liquidation preference) at June 30, 2013 and December 31, 2012, respectively	164,310	—
Common stock—$0.01 par value; 250,000 shares authorized:
95,761 and 96,229 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	957	962
Paid-in capital	1,336,738	1,367,199
Accumulated deficit	(353,852)	(353,938)
Accumulated other comprehensive income	247,265	293,910

	1,395,418	1,497,125

	$14,184,763	$14,469,263

Long-term investment capital (Stockholders’ equity and unsecured borrowings net of investments in related unconsolidated affiliates) (unaudited)	$1,495,396	$1,597,103
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.44:1	8.00:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$12.80	$13.58

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Interest income:
Residential mortgage investments	$51,572	$65,787	$110,040	$131,520
Other	107	176	219	326

	51,679	65,963	110,259	131,846

Interest expense:
Repurchase arrangements and similar borrowings	(16,749)	(16,451)	(35,217)	(30,554)
Unsecured borrowings	(2,187)	(2,187)	(4,374)	(4,374)

	(18,936)	(18,638)	(39,591)	(34,928)

	32,743	47,325	70,668	96,918

Other revenue (expense):
Miscellaneous other revenue (expense)	(135)	13	(165)	(156)
Incentive compensation	(123)	(1,295)	(474)	(2,833)
Salaries and benefits	(1,558)	(1,682)	(3,168)	(3,509)
Other general and administrative expense	(1,098)	(1,091)	(2,179)	(2,045)

	(2,914)	(4,055)	(5,986)	(8,543)

Income before equity in earnings of unconsolidated affiliates	29,829	43,270	64,682	88,375
Equity in earnings of unconsolidated affiliates	65	65	130	130

Net income	$29,894	$43,335	$64,812	$88,505

Net income available to common stockholders:
Net income	$29,894	$43,335	$64,812	$88,505
Less dividends on preferred shares	(5,867)	(5,268)	(11,137)	(10,481)
Less redemption preference premiums paid	(19,924)	—	(19,924)	—

	$4,103	$38,067	$33,751	$78,024

Net income per common share:
Basic	$0.04	$0.40	$0.35	$0.85
Diluted	0.04	0.40	0.35	0.85
Weighted average common shares outstanding:
Basic	95,126	93,857	95,073	91,653
Diluted	95,397	94,286	95,359	92,073
Cash dividends declared per share:
Common	$0.310	$0.400	$0.620	$0.830
Series A Preferred	0.317	0.400	0.717	0.800
Series B Preferred	0.252	0.315	0.567	0.630
Series E Preferred	0.323	—	0.323	—

CAPSTEAD MORTGAGE CORPORATION

CONDENSED QUARTERLY STATEMENTS OF INCOME AND

SELECT OPERATING STATISTICS

(unaudited)

	2013		2012
	Q2	Q1	Q4	Q3	Q2
Condensed Quarterly Statements of Income:
(in thousands, except per share amounts)
Interest income	$51,679	$58,580	$61,166	$63,617	$65,963
Interest expense (a)	(18,871)	(20,590)	(22,794)	(19,996)	(18,573)

Net interest margin	32,808	37,990	38,372	43,621	47,390

Miscellaneous other revenue (expense)	(135)	(30)	(24)	8	13
Incentive compensation	(123)	(351)	(515)	(781)	(1,295)
Salaries and benefits	(1,558)	(1,610)	(1,638)	(1,696)	(1,682)
Other general and administrative expense	(1,098)	(1,081)	(1,111)	(1,115)	(1,091)

	(2,914)	(3,072)	(3,288)	(3,584)	(4,055)

Net income	29,894	34,918	35,084	40,037	43,335
Less preferred dividends and redemption preference premiums paid	(25,791)	(5,270)	(5,270)	(5,270)	(5,268)

Net income available to common stockholders	$4,103	$29,648	$29,814	$34,767	$38,067

Net income per diluted common share	$0.04	$0.31	$0.31	$0.35	$0.40
Core earnings per diluted common share (b)	0.27
Average diluted common shares outstanding	95,397	95,450	97,329	98,512	94,286
Select Operating Statistics:
(dollars in millions, percentages annualized)
Average portfolio outstanding (cost basis)	$13,506	$13,543	$13,889	$13,657	$12,923
Average long-term investment capital	1,638	1,605	1,639	1,630	1,544
Spreads on residential mortgage investments	1.00%	1.15%	1.13%	1.30%	1.50%
CPR	22.74	19.65	19.60	18.74	15.86
Operating costs as a percentage of long-term investment capital	0.68	0.77	0.79	0.88	1.06
Return on common equity capital (c)	1.27	9.14	8.79	10.32	12.19

(a)	Includes $2.2 million in interest charges on unsecured borrowings and $65,000 in earnings of related unconsolidated affiliates.
(b)	Core earnings per diluted common share is a non-GAAP financial measure that differs from the related GAAP measure of net income per diluted common share by excluding certain one-time effects of recent preferred capital transactions as detailed below. Management believes presenting this metric on a core earnings basis provides useful, comparative information for evaluating the Company’s performance for the current period. The following reconciles this measure for the three months ended June 30, 2013:

Net income available to common stockholders/net income per diluted common share	$4,103	$0.04
Series A and B redemption preference premiums paid	19,924	0.21
Series A and B preferred dividends accruing from the issue date of the Series E preferred shares to the Series A and B redemption date	1,741	0.02

Core earnings available to common stockholders/core earnings per diluted common share	$25,768	$0.27

(c)	Second quarter 2013 return on common equity capital presented above is calculated including the one-time effects of the preferred capital transactions. Excluding these items, the return on common equity capital for the quarter was 7.97%.

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY FINANCING SPREAD ANALYSIS

(unaudited, percentages annualized)

	2013		2012
	Q2	Q1	Q4	Q3	Q2	Q1
Yields on residential mortgage investments: (a)
Cash yields	2.52%	2.57%	2.60%	2.65%	2.71%	2.74%
Investment premium amortization	(0.99)	(0.84)	(0.84)	(0.79)	(0.67)	(0.60)
Adjusted yields	1.53	1.73	1.76	1.86	2.04	2.14
Related borrowing rates: (b)
Unhedged borrowing rates	0.39	0.41	0.45	0.41	0.37	0.32
Fixed swap rates (c)	0.65	0.71	0.75	0.78	0.80	0.85
Adjusted borrowing rates	0.53	0.58	0.63	0.56	0.54	0.49
Financing spreads on residential mortgage investments	1.00	1.15	1.13	1.30	1.50	1.65
Annualized CPR	22.74	19.65	19.60	18.74	15.86	14.50

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method and incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.
(b)	Unhedged borrowing rates represent average rates on repurchase agreements and similar borrowings. Fixed swap rates represent the average fixed rates on currently-paying interest rate swap agreements used to hedge short-term borrowing rates. Adjusted borrowing rates reflect unhedged borrowing rates and swap rates as well as differences between variable rate payments received on the Company’s currently-paying swap agreements, which typically are based on one-month LIBOR, and unhedged borrowing rates as well as any measured hedge ineffectiveness, calculated on average outstanding balances for the indicated periods.
(c)	Excludes differences between LIBOR-based variable rate payments received under swap contracts and unhedged borrowing rates as well as the effects of any hedge ineffectiveness. These factors equated to 20 and 19 basis points on the average currently-paying swap notional amount outstanding for the first and second quarters of 2013, respectively.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities. Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio. The following reconciles these two measures.

	2013		2012
	Q2	Q1	Q4	Q3	Q2	Q1
Financing spreads on residential mortgage investments	1.00%	1.15%	1.13%	1.30%	1.50%	1.65%
Impact of yields on other interest-earning assets*	(0.05)	(0.05)	(0.07)	(0.05)	(0.06)	(0.06)
Impact of borrowing rates on unsecured borrowings and other interest-paying liabilities*	(0.06)	(0.06)	(0.06)	(0.06)	(0.07)	(0.07)
Total financing spreads	0.89	1.04	1.00	1.19	1.37	1.52

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of long-term unsecured borrowings (at a borrowing rate of 8.49%) that the Company considers a component of its long-term investment capital and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(in thousands, unaudited)

	June 30, 2013					December 31, 2012
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$6,471,993	$161,835	$6,633,828	$6,859,313	$225,485	$250,550
Longer-to-reset ARMs	4,848,533	200,512	5,049,045	5,052,281	3,236	43,772
Fixed-rate	50	1	51	54	3	5
Ginnie Mae securities :
Current-reset ARMs	914,890	24,892	939,782	955,626	15,844	14,693
Longer-to-reset ARMs	890,767	35,753	926,520	931,903	5,383	17,429

	$13,126,233	$422,993	$13,549,226	$13,799,177	$249,951	$326,449

Interest rate swap positions (c)			$6,800,000	$(2,700)	$(2,686)	$(32,539)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $5 million and unsecuritized investments in residential mortgage loans with a cost basis of $7 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 12 of this release for further information).
(c)	To help mitigate exposure to higher interest rates, Capstead typically uses currently-paying and forward-starting one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms. Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s long-term unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of June 30, 2013, these swap positions had the following characteristics:

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Currently-paying contracts:
Third quarter 2013	$300,000	0.87%	$(332)	$(330)
Fourth quarter 2013	800,000	0.78	(1,545)	(1,530)
First quarter 2014	200,000	0.60	(394)	(393)
Second quarter 2014	400,000	0.51	(794)	(794)
Third quarter 2014	200,000	0.51	(483)	(483)
Fourth quarter 2014	500,000	0.58	(1,778)	(1,778)
First quarter 2015	1,100,000	0.50	(2,718)	(2,718)
Second quarter 2015	200,000	0.43	(136)	(136)

(average expiration: 12 months)	3,700,000	0.61	(8,180)	(8,162)
Forward-starting contracts:
Third quarter 2015	400,000	0.47	67	67
Fourth quarter 2015	1,200,000	0.45	2,468	2,464
First quarter 2016	1,000,000	0.47	3,209	3,209
Second quarter 2016	400,000	0.45	2,549	2,549

(average expiration: 29 months)	3,000,000	0.46	8,293	8,289

(average expiration: 20 months)	$6,700,000		$113	$127

Forward-starting contracts expiring in 2035 and 2036 related to unsecured borrowings	$100,000	4.09	$(2,813)	$(2,813)

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related borrowings had durations as of June 30, 2013 of approximately 11.5 and 10.5 months, respectively, for a net duration gap of approximately one month. Duration is a measure of market price sensitivity to changes in interest rates.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of June 30, 2013)

(dollars in thousands, unaudited)

ARM Type (a)	Amortized Cost Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)	Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$4,905,774	2.40%	2.21%	1.70%	3.23%	10.13%	5.3
Freddie Mac Agency Securities	1,728,054	2.57	2.33	1.84	2.07	10.64	6.0
Ginnie Mae Agency Securities	939,782	2.51	1.69	1.51	1.03	8.99	7.1
Residential mortgage loans	4,656	3.49	2.32	2.04	1.51	10.97	4.5

	7,578,266	2.45	2.17	1.71	2.70	10.10	5.7

Longer-to-reset ARMs:
Fannie Mae Agency Securities	3,195,232	2.89	2.45	1.76	4.93	7.90	44.1
Freddie Mac Agency Securities	1,853,813	2.92	2.52	1.83	4.95	7.94	45.1
Ginnie Mae Agency Securities	926,520	2.75	1.67	1.51	1.04	7.79	30.1

	5,975,565	2.88	2.35	1.74	4.33	7.89	42.2

	$13,553,831	2.64	2.25	1.72	3.42	9.13	21.6

Gross WAC (rate paid by borrowers) (d)		3.25

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(b)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. As of June 30, 2013, the ratio of amortized cost basis to related unpaid principal balance for the Company’s ARM securities was 103.22. This table excludes $3 million in fixed-rate Agency Securities, $3 million in fixed-rate residential mortgage loans and $2 million in private residential mortgage pass-through securities held as collateral for structured financings.
(c)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or were not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less related current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 76% of current-reset ARMs were subject to periodic caps averaging 1.85%; 9% were subject to initial caps averaging 2.48%; 14% were subject to lifetime caps, less related current net WAC, averaging 7.60%; and 1% were not subject to a cap. All longer-to-reset ARM securities at June 30, 2013 were subject to initial caps.
(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.